Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

June 29, 2021

H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to H.B. Fuller Company, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 900,000 shares of Common Stock, $1.00 par value per share, of the Company pursuant to awards granted under the Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan (the “Master Incentive Plan”), and up to 162,653 shares of Common Stock, $1.00 par value per share, of the Company subject to outstanding awards that were forfeited or cancelled from the H.B. Fuller Company 2016 Master Incentive Plan or the H.B. Fuller Company 2018 Master Incentive Plan and that are available for reissuance under the Master Incentive Plan. Collectively, the shares of Common Stock referenced in this paragraph shall be referred to as the “Shares.”

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Master Incentive Plan, and any relevant award agreements issued thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/NHS